Exhibit 99.1

MILLENNIUM CLOSES SALE OF $250.0 MILLION IN CONVERTIBLE SENIOR NOTES

Cambridge, Mass., November 15, 2006 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced the closing of its sale of $250.0 million aggregate principal amount of 2.25% Convertible Senior Notes due November 15, 2011.  The aggregate principal amount of Notes sold reflects the full exercise by the underwriters of their option to purchase $25.0 million aggregate principal amount of Notes to cover over-allotments.

The Notes are convertible based on an initial conversion rate of 64.6465 shares of common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $15.47 per share of common stock.  The Notes bear interest at a rate of 2.25% per year.  Millennium expects to use the net proceeds from the offering primarily for potential license arrangements and acquisitions, and any balance for general corporate purposes.

Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. acted as joint book-running managers for the offering.  A copy of the prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, or J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, by calling (212) 761-6775 or by emailing prospectus@morganstanley.com.

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE® (bortezomib) for Injection, a novel cancer product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including statements about the offering and the expected use of proceeds.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should be considered to be forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated in any forward-looking statements made by Millennium, including Millennium’s ability to complete the offering and the other factors described in Millennium’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which has been filed with the Securities and Exchange Commission.  Millennium disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact:
Lisa Adler (media)
(617) 444-3285